EXHIBIT 12.2
                     American Home Mortgage Investment Corp.
                       Computation of Ratio of Earnings to
                 Combined Fixed Charges and Preferred Dividends
                             (Dollars in thousands)

                                                                                                                        Nine Months
                                                                                                                           Ended
                                                                        Years Ended December 31,                       September 30,
                                                    -----------------------------------------------------------------  -------------
                                                         1999          2000          2001          2002         2003        2004
                                                    -----------------------------------------------------------------  -------------
Income before income taxes and minority interest   $    5,337    $   10,167    $   40,587    $   68,453    $  122,984    $   71,600

Add: Fixed Charges
Interest expense                                        5,018        20,329        36,396        32,200        60,881       132,596
Estimated interest within rental expense                  616         1,144         2,049         3,320         6,457         5,602
                                                    -----------------------------------------------------------------  -------------
Total fixed charges                                     5,634        21,473        38,445        35,520        67,338       138,198
                                                    -----------------------------------------------------------------  -------------

Add: Distributed income of equity investees                --           157           697           698           713           408

                                                    -----------------------------------------------------------------  -------------
Income before fixed charges, income taxes
and minority interest                              $   10,971    $   31,797    $   79,729    $  104,671    $  191,035    $  210,206
                                                    -----------------------------------------------------------------  -------------

Subtract: Dividends on preferred stock                     --            --            --            --            --         1,648

Ratio of net income before income tax expense
(benefit) to net income                                   137%          179%          164%          171%          165%           73%

                                                    -----------------------------------------------------------------  -------------
Preferred dividend factor on a pre-tax basis               --            --            --            --            --         1,204

Total fixed charges and dividends on preferred
stock                                              $    5,634    $   21,473    $   38,445    $   35,520    $   67,338    $  139,402
                                                    -----------------------------------------------------------------  -------------

Ratio of earnings to fixed charges and preferred
dividends                                                1.95          1.48          2.07          2.95          2.84          1.51
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